Exhibit 21.1

SUBSIDIARIES OF MEMORIAL PRODUCTION PARTNERS LP

Name	Jurisdiction
Memorial Production Operating LLC	Delaware
Memorial Production Finance Corporation	Delaware
Memorial Midstream LLC	Texas
MEMP Services LLC	Delaware
Memorial Energy Services LLC	Delaware
Columbus Energy, LLC	Delaware
WHT Energy Partners LLC	Delaware
WHT Carthage LLC	Delaware
Rise Energy Operating, LLC	Delaware
Rise Energy Minerals, LLC	Delaware
Rise Energy Beta, LLC	Delaware
Beta Operating Company, LLC	Delaware
San Pedro Bay Pipeline Company	California
MEMP S-1, Inc.	New York
MEMP S-1, Inc.	New York